EXHIBIT 10.1

SEPARATION, NON-COMPETE, NON-SOLICITATION, AND

 NON-DISCLOSURE AGREEMENT AND GENERAL RELEASE

Dear Mark,

This Letter Agreement (the “Agreement”) entered into August 11, 2008 reflects our mutual understanding with respect to your separation from ACI Worldwide, Inc. (the “Company” and together with its and their subsidiaries and affiliates, “ACI”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement, subject to the terms and conditions set forth herein.

1.                                       Your employment with ACI will terminate effective August 31, 2008 (the “Termination Date”).  Effective as of the Termination Date, you will cease to be an employee of ACI and you will have no authority to take any action on behalf of or otherwise bind ACI.  You also agree to take all actions necessary to resign from any directorship you may hold with ACI.

2.                                       Until the close of business on the Termination Date, you will continue to receive (a) salary payments at your current annual base salary rate of $270,000 per annum (less applicable withholdings and deductions), paid in accordance with ACI’s payroll practices in the ordinary course and (b) the benefits commensurate with the level and type of benefits you currently receive.

3.                                       In consideration for you entering into this Agreement, including, you agreeing to comply with the covenants set forth in Section 5 and executing the attached General Release (which is incorporated herein), ACI will pay you each year for a period of two years from the Termination Date in accordance with the Company’s normal pay periods 50% of your Average Annual Compensation (which shall consist of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the Termination Date (the “Average Annual Compensation”), less applicable withholdings and deductions (“Additional Payments”).  The Average Annual Compensation equates to $466,484.00.  In addition to the Additional Payments, you will be eligible to receive, in full satisfaction of Company’s obligation to you under the 2008 Executive Management Incentive Compensation Plan (the “MIC”), an amount equal to the MIC bonus you would have received on the date of payment for the period from January 1, 2008 to June 30, 2008, such amount to be calculated in a manner similar to the amount calculated under the MIC for other employees in accordance with the terms of the MIC based on your achievement level (without regarding to any subsequent adjustments under the MIC) and will be paid to you on or about August 31, 2008.

4.                                       This Agreement sets forth the entire agreement and understanding relating to your employment relationship with and termination from ACI, and supersedes all prior discussions, negotiations, and agreements concerning your employment with ACI and separation therefrom, including but not limited to, Stock and Warrant Holders’ Agreement among ACI Holding, Inc and the several stock and warrant holders named in Appendix I thereto, dated December 30, 1993 and the Change in Control Employment Agreement between you and the Company, as of

August 31, 2007; provided that the provisions of the USSI, Inc. Employee Invention and Confidential Information Agreement (“USSI Agreement”) dated June 12, 1998, previously executed by you shall remain in full force and effect to the extent the provisions contained therein are not inconsistent with the provisions contained in this Agreement.  You agree that the terms of the USSI Agreement are applied to and for the benefit of ACI Worldwide, Inc. and its and their subsidiaries and affiliates as if original parties thereto.

5.                                       In consideration of the payments and benefits described in Section 3 above, you hereby:

(a)                                  Agree to execute the General Release, and

(b)                                 covenant and agree that for a period of twenty-four (24) months from the Termination Date (the “Non-Compete Period”), you will not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(i)                                     engage or have an economic interest in (whether as owner, shareholder, investor, partner, lender, consultant, employee, agent, director or otherwise) any business which the Company is engaged or has reasonably firm plans to engage in during twenty-four (24) months prior to the Termination Date (the “Competing Business”) (including any successor in interest which has acquired the Competing Business within the Non-Compete Period); provided, however, that nothing in this subparagraph will be deemed to prohibit the acquisition or holding of not more than 5% of the shares or other securities of a publicly traded entity;

 (ii)                               seek or accept employment with, or call on, or solicit the business of, or sell to, or service (directly or indirectly, on your own behalf or in association with any other individual or entity), any of the Company’s Client’s with whom you did business and had personal contact while employed by Company except to the extent such activities are unrelated to, and not competitive with, the business, products and/or services that you offered or provided on behalf of the Company and cannot adversely affect the Company’s relationship or volume of business with such customers;

(iii)                               solicit any business pertaining to the Company Business or request, induce, or advise any Company Client to withdraw, curtail, or cancel such Company Business with ACI; or knowingly accept any business pertaining to the Company Business from any Company Client; or

(iv)                              solicit (on behalf of any individual or entity other than the Company) for employment any current employee of the Company with whom you actually worked and had personal contact while employed by the Company, except to the extent such solicitation for employment is for an enterprise that is not competitive with the business, products or services offered or provided on behalf of the Company and cannot adversely affect the Company’s relationship or volume of business with its customers.  You specifically acknowledge, without limitation, that any employee who was employed at the Company’s facility at which your primary office was located, and who worked at such facility while you were employed by the Company, should be considered an “employee of the Company with whom you actually worked and had personal contact while employed by the Company,”

unless you can prove otherwise.   For purposes of this Section 5(b), the term “solicit” includes, but is not limited to, (A) initiating communications with an Employee relating to possible employment and (B) offering bonuses or additional compensation to encourage an Employee to terminate his or her employment; or hiring, engaging, or retaining (or arranging to have any other person do so) any Employee to work for any Company Client or Competing Business.

(v)                                 You acknowledge that during the course of your 23 years with the Company that you held high-level executive positions and as a result you acquired unique and valuable information about the operations, customers and personnel of the Company which comprises part of the Company’s customer goodwill.  You specifically acknowledge that the restrictions in Section 5(b) are necessary and reasonable for the protection of the Company’s customer goodwill, and that such restrictions will not prevent you from being gainfully employed following termination of employment with the Company because you will be free to engage in any occupation as long as you honor the restrictions contained in such paragraphs.

6.                                       (a)                                  You agree not to disclose, at any time, to any person not employed by ACI, or not engaged to render services to ACI, except with the prior written consent of the Board any confidential information of ACI obtained by you while in the employ of ACI, including, without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, supplies, client relationships, marketing strategies or trade secrets of ACI; provided, however, that this provision shall not preclude you from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by ACI or from disclosure required by law or court order if, in the case of such required disclosure, you have given ACI reasonable prior notice in order to permit ACI to take steps to protect the information from public disclosure.  You agree that your agreement in this Section 6 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon you in respect of confidential information and trade secrets of ACI.

(b)                                 You agree that you will not take with you, without the prior written consent of an officer authorized to act in the matter by the Board, and will surrender to ACI prior to the Termination Date, any record, list, drawing, blueprint, specification or other document or property of ACI, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to ACI, including without limitation, relating to its finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or trade secrets, which was obtained by you or entrusted to you during the course of your employment with ACI.

(c)                                  You agree that you shall not at any time, directly or indirectly, make or cause to be made any statement or criticism which is adverse to the interests of ACI or their clients or customers; nor will you take any action that may reasonably cause ACI or its clients or customers significant embarrassment, humiliation, or otherwise cause or contribute to ACI or their clients or customers being held in disrepute by the public or ACI’s clients, customers, or employees, except as required by law.

7.                                       You agree to cooperate fully with ACI’s counsel in connection with any present or future actual or threatened litigation or administrative proceeding involving ACI that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of your employment with ACI.  You agree that this cooperation by you will include, but not be limited to: (i) making yourself reasonably available for interviews and discussions with ACI’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, making yourself reasonably available and cooperating in the preparation therfor as and to the extent that ACI or ACI’s counsel reasonably requests; (iii) refraining from impeding in any way ACI’s prosecution or defense of such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of ACI’s prosecution or defense of such litigation or administrative proceeding.  ACI acknowledges that your availability shall be subject to your business and personal schedule; provided, however, that you agree that you shall not unreasonably withhold your availability for such cooperation, consultation and advice.  ACI agrees that it will reimburse you for your reasonable expenses incurred while giving such cooperation.  ACI further agrees that in the event the time required for you to fulfill your obligations under this paragraph 7 exceeds five full working days within a 52 week period, ACI will compensate you for your time in excess of 5 days at the rate of $739.73 (base salary divided by 365) per 8-hour work day.

8.                                       The parties agree and acknowledge that if any provision or subpart (collectively “provision”) of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.  To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

9.                                       The parties further acknowledge and agree that the covenants contained in Section 5 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction or arbitrator that any such covenant is not reasonable in any respect, such court or arbitrator will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court or arbitrator will appear not reasonable and to enforce the remainder of the covenants as so amended.  You acknowledge and agree that the remedy at law available to ACI for breach of any of your obligations under Section 5 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that ACI may have at law, in equity or under this Agreement, ACI will be entitled to immediate injunctive relief and may obtain a temporary or preliminary order restraining any threatened or further breach, without the necessity of proof of actual damage and without posting bond.  Without limiting the applicability of this Section 9 or in any way affecting the right of ACI to seek equitable remedies and damages hereunder, you agree that in the event you breach any of the provisions of Section 5 or engage in any activity that would constitute a breach under Section 5, but the provisions of Section 5 cannot be enforced as determined by a court of competent jurisdiction or an arbitrator as a matter of law, then ACI’s obligation to pay any sums not yet paid to you pursuant to Section 3 above shall be terminated, and you shall owe and return all sums paid under Section 3 above less 5%.  In addition, without limiting the applicability of any part of this Section 9,  you agree that if you threaten to or engage in any activity that would constitute a breach under Section 5, then ACI’s obligation to pay any sums not yet paid to you pursuant to Section 3 above shall be immediately terminated, and that ACI may set off against or recoup from any amounts due under this Agreement or paid under this Agreement to the extent of any losses incurred by ACI as a result of any breach by you of the provisions;  this provision does not limit ACI’s rights to seek damages in excess of any amounts due or paid under this Agreement.

10.                                 (a)                                  You and ACI agree that this Agreement is performable in whole or in part in the State of Nebraska and is executed in whole or in part in the State of Nebraska.  It shall be governed by and construed and interpreted in accordance with the laws of the State of Nebraska (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.  Except as provided for in Section 10(b), the parties consent to the exclusive jurisdiction of the state and federal courts within Douglas County, Nebraska for the enforcement, interpretation or resolution of any matter relating to this Agreement, and you expressly waive any objection to personal jurisdiction and venue within Douglas County, Nebraska.

(b)                                 You and ACI agree that any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled through arbitration by a single arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes conducted in Douglas County, Nebraska. You agree that the arbitration shall be held in Omaha, Douglas County, Nebraska. The arbitration shall be governed by the AAA Employment Rules and Mediation Procedures.  The parties agree that:  each party will be entitled to present evidence and argument to the arbitrator; the arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 8); and the arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.    The parties agree that the determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  The parties agree that the expenses of arbitration including filing fees will be borne equally by you and ACI or as the arbitrator equitably determines consistent with the federal law; provided, however, that your share of such expenses will not exceed the maximum permitted by law.  The parties agree that any arbitration or action pursuant to this Section 10 will be governed by and construed in accordance with the substantive laws of the State of Nebraska and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

(c)                                  Notwithstanding Section 10(b), you agree and acknowledge that, ACI will not be required to seek or participate in arbitration regarding any actual or threatened breach of your covenants in Section 5 but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Douglas County, Nebraska, or in the sole discretion of ACI, in a court of competent jurisdiction where you have committed or are threatening to commit a breach of your covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

11.                                 The parties agree that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”).  The parties agree that this Agreement will be amended as may be necessary to fully comply with Section 409A of the Code and any Treasury pronouncements relating thereto in order to preserve the payments and benefits provided hereunder to the extend possible without additional cost to the Company.

/s/ Mark Vipond
Mark Vipond

ACI Worldwide, Inc.

By:	/s/ Philip G. Heasley
Its:	President and Chief Executive Officer

GENERAL RELEASE

In exchange for the payments and benefits set forth in the letter agreement between ACI Worldwide, Inc. (the “Company”) and me dated August 11, 2008 (the “Letter Agreement”), and to be provided following the Effective Date of this General Release which is August 11, 2008 and subject to the terms of the Letter Agreement, and my execution and delivery of this General Release after the Termination Date (as defined in the Letter Agreement):

1.                                       On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release the Company and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures including but not limited to (individually and collectively, “ACI”); and all of their current and former officers, directors, employees, and agents (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

2.                                       This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the Nebraska Fair Employment Practice Act, the Nebraska Act Prohibiting Unjust Discrimination in Employment Because of Age, Nebraska Wage and Hour Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

3.                                       This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, severance and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program or the Stock and Warrant Holders’ Agreement among ACI Holding, Inc and the several stock and warrant holders named in appendix I thereto, dated December 30, 1993 and the Change in Control Employment Agreement between you and ACI Worldwide, Inc. dated as of August 31, 2007.

4.                                       In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

/s/ Mark Vipond
Mark Vipond